Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Berkshire Grey, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities	—	(1)	(2)	(2)	—	—

Fees to be Paid	Equity	Class A Common Stock	—	(1)	(2)	(2)	—	—

Fees to be Paid	Equity	Preferred Stock	—	(1)	(2)	(2)	—	—

Fees to be Paid	Other	Warrants	—	(1)	(2)	(2)	—	—

Fees to be Paid	Other	Units	—	(1)	(2)	(2)	—	—

Fees to be Paid	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$200,000,000	0.0000927	$18,540(3)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—

Total Offering Amounts						$200,000,000		$18,540

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$18,540

(1)

There are being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices, which together shall have a maximum aggregate offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder or pursuant to the anti—dilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.